EXHIBIT 99.1

Predictive Oncology Reports Third Quarter 2025 Financial Results and Provides Update on Digital Asset Strategy

Company to host investor conference call and webcast on Monday, November 17th, at 9:00am EST

PITTSBURGH, Nov. 14, 2025 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), an AI-driven drug discovery company that has expanded its business to include a digital asset strategy focused on ATH, the native utility token of the Aethir network, today reported financial and operating results for the quarter ended September 30, 2025, and provided a corporate update.

Q3 2025 and Recent Highlights:

  Announced the initiation of a digital asset treasury strategy focused on ATH, the native utility token of the Aethir ecosystem, supported by two private placements pursuant to which the Company received aggregate cash gross proceeds of approximately $50.8 million and in-kind contributions of locked and unlocked ATH with an aggregate notional value of approximately $292.7 million as of the signing of the private placements.
    As of November 10, 2025, the Company held approximately 5.70 billion ATH, with a market value of approximately $152.8 million, based on a price of $0.0268 per ATH, the price reported on the Coinbase exchange as of 4:00 p.m. Eastern Time on such date, of which 3.7 billion ATH are locked and subject to vesting and/or transfer restrictions and 2.0 billion ATH are unlocked.
    Enables Predictive Oncology, through the use of ATH on the Aethir network, to function as an operator on the Aethir ecosystem with the ability to potentially create utility for the digital assets held by Predictive Oncology, allowing its Strategic Compute Reserve to help stimulate and onboard supply while satisfying enterprise demand for compute.
    Appointed Shawn Matthews, CEO of DNA Holdings and Former CEO of Cantor Fitzgerald, to its Board of Directors.
  With its investment in Aethir’s native token to create a Strategic Compute Reserve, Predictive Oncology is expanding its business to include active digital asset management — developing systems to monetize AI infrastructure through real enterprise deployments intended to generate booked revenue and cash earnings while meeting global AI infrastructure demand across industries through its expected use of ATH on the Aethir network.
  Announced a strategic collaboration with Every Cure to identify and prioritize drugs for repurposing into new indications to improve patient outcomes and save lives.

“The clear highlight since our last quarterly update was our announcement in September that we have embarked on a digital asset treasury strategy focused on the Aethir ecosystem and its native utility token, ATH,” stated Raymond Vennare, Chairman and Chief Executive Officer of Predictive Oncology. “We recognize a key inhibitor to AI innovation across sectors is the availability of high performance, affordable AI infrastructure. Aethir operates the world’s largest decentralized GPU network, offering enterprise-grade AI at a significantly lower cost as compared to other providers. We view expanded access to affordable and reliable AI infrastructure as key to eliminating the ‘bottleneck’ that we believe is limiting breakthrough innovation. To that end, we are excited that Predictive Oncology is able deploy a new business line in active digital asset management, allowing us to play a role in the ‘democratization’ of AI broadly while also addressing the growing need for advanced computing power.”

"Aethir is thrilled to partner with Predictive Oncology to drive the future of decentralized AI infrastructure," said Kyle Okamoto, a member of Predictive Oncology’s advisory board and General Manager & CTO of Aethir. "By providing the infrastructure backbone for Predictive Oncology’s new digital asset strategy, Aethir is unlocking greater value for its ecosystem, further democratizing AI access, and empowering enterprises with flexible, scalable, and cost-effective compute solutions. I am excited for what we'll achieve through this mutually beneficial synergy. Predictive Oncology's new digital asset strategy will be a use case of how the AI ecosystem actually grows: not through passive capital, but through operators who acquire compute infrastructure, deploy it to real enterprises, and monetize it transparently. That's a model aimed to scale—and it's exactly why Aethir and Predictive Oncology are so excited about this synergy."

Q3 2025 Financial Summary:

  Concluded the third quarter of 2025 with $181,667 in cash and cash equivalents from continuing operations, compared to $611,822 as of December 31, 2024, and a stockholders’ deficit of $77.4 million as compared to a stockholders’ deficit of $202,610 as of December 31, 2024. During the third quarter of 2025, the company recorded a derivative liability of $74.4 million related to the initiation of its digital asset treasury strategy focused on the ATH token.
  Basic and diluted loss per common share from continuing operations for the quarter ended September 30, 2025, was $(107.24), as compared to $(4.99) for the quarter ended September 30, 2024. Basic and diluted loss per common share from continuing operations for the quarter ended September 30, 2025 included a loss on derivative instruments of $74.4 million related to the initiation of its digital asset treasury strategy focused on the ATH token.

Q3 2025 Financial Results:

  The Company recorded revenue of $3,618 and $3,907 in the three months ended September 30, 2025 and 2024, respectively. Revenue in the three months ended September 30, 2025 was largely unchanged from the comparable period in 2024.
  General and administrative expenses increased by $1.1 million to $2.6 million in the three months ended September 30, 2025, compared to $1.5 million in the comparable period in 2024. The increase was primarily due to increased legal fees and increased stock-based compensation expense, offset by decreased employee salaries and benefits resulting from lower headcount. Stock-based compensation expense increased due to restricted stock units granted during the three months ended September 30, 2025 to employees, directors, and consultants.
  Operations, research and development expense was $528,557 in the three months ended September 30, 2025, largely unchanged from $535,236 in the comparable period in 2024.
  Sales and marketing expenses were $133,494 in the three months ended September 30, 2025, compared to $72,667 in the comparable period in 2024. The increase was primarily due to increased fees for digital marketing consultants, partially offset by lower employee compensation resulting from lower headcount.
  Net cash used in operating activities of continuing operations was $5.9 million for the nine months ended September 30, 2025, compared to $8.0 million for the nine months ended September 30, 2024. Cash used in operating activities of continuing operations decreased in the 2025 period primarily due to lower cash operating losses, partially offset by increased cash used in working capital. Lower cash operating losses were primarily due to decreased operating expenses. Cash used in working capital increased due to increases in prepaid expenses and decreases in operating lease liabilities, offset by increases in accounts payable and accrued expenses. The increases in accounts payable and accrued expenses were partially offset by the write-offs of aged accounts payable and related accrued expenses.

Conference Call & Webcast
Senior executives from Predictive Oncology and Aethir will host an investor conference call and webcast to review the Company’s third quarter results and new digital asset treasury strategy in more detail on Monday, November 17th, at 9:00am EST.

To access the call, investors and analysts should dial (346) 248-7799 and reference Meeting ID 87812905132, Passcode 302383. The webcast of the call can be accessed here. A replay of the webcast will be made available under “Events & Presentations” on Predictive Oncology’s Investors website.

About Predictive Oncology
Predictive Oncology is on the cutting edge of the rapidly growing use of artificial intelligence and machine learning to expedite early drug discovery and enable drug development for the benefit of cancer patients worldwide. The Company’s scientifically validated AI platform, PEDAL, is able to predict with 92% accuracy if a tumor sample will respond to a certain drug compound, allowing for a more informed selection of drug/tumor type combinations for subsequent in-vitro testing. Together with the Company’s vast biobank of more than 150,000 assay-capable heterogenous human tumor samples, Predictive Oncology offers its academic and industry partners one of the industry’s broadest AI-based drug discovery solutions, further complimented by its wholly owned CLIA laboratory facility.

Predictive Oncology also operates a digital asset treasury focused on the Aethir (ATH) token, creating the world’s first Strategic Compute Reserve. Through its holdings of ATH, the Company functions as an operator on the Aethir ecosystem, strengthening Aethir’s ability to provide the global infrastructure layer for the future of AI, democratizing access to AI infrastructure.

Predictive Oncology is headquartered in Pittsburgh, PA.

Forward-Looking Statements:
This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. This press release also includes express and implied forward-looking statements regarding the Company’s current expectations, estimates, opinions and beliefs that are not historical facts. Such forward-looking statements may be identified by words such as “believes,” “expects,” “endeavors,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “should” and “objective” and the negative and variations of such words and similar words. These statements are made on the basis of current knowledge and, by their nature, involve numerous assumptions and uncertainties. The Company cannot guarantee the accuracy, completeness, or reliability of statements made by third parties in this press release, nor can it assure that any expectations, forecasts, or outcomes expressed by third parties will materialize. Nothing set forth herein should be regarded as a representation, warranty or prediction that we will achieve or are likely to achieve any particular future result. Actual results may differ materially from those indicated in the forward-looking statements because the realization of those results is subject to many risks and uncertainties, including, without limitation, the risk of failing to realize the anticipated benefits of the Company’s proposed digital asset treasury strategy, economic conditions, fluctuations in the market price of ATH and other digital assets, the impact of the evolving regulatory environment on the Company’s business, the ability of the Company to execute on its digital asset treasury strategy and implications for shareholders and for the Company’s core business, the ability of the Aethir ecosystem to perform in a manner consistent with projections, receipt of shareholder approval for the exercise of the pre-funded warrants issued in connection with the private placement pursuant to which the Company issued pre-funded warrants in exchange for locked and unlocked ATH, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of the date of this press release, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Relations Contact:
Michael Moyer
LifeSci Advisors, LLC
mmoyer@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$181,667	$611,822
Accounts receivable	26,009	34,154
Inventories	37,989	45,760
Prepaid expense and other assets	843,938	272,779
Current assets of discontinued operations	14,348	1,261,403
Total current assets	1,103,951	2,225,918

Property and equipment, net	253,187	347,588
Intangibles, net	47,522	50,955
Lease right-of-use assets	1,634,160	2,047,241
Other long-term assets	98,478	98,478
Non-current assets of discontinued operations	-	202,337
Total assets	$3,137,298	$4,972,517

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,717,725	$1,044,394
Note payable	187,374	-
Accrued expenses and other liabilities	1,133,046	1,236,378
Derivative liability	74,366,000	-
Contract liabilities	146,576	224,076
Lease liability	627,909	555,169
Current liabilities of discontinued operations	310,046	533,384
Total current liabilities	79,488,676	3,593,401

Lease liability – net of current portion	1,076,544	1,558,239
Non-current liabilities of discontinued operations	-	23,487
Total liabilities	80,565,220	5,175,127
Contingencies (see Note 7)

Stockholders’ deficit:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of September 30, 2025 and December 31, 2024	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 767,058 and 444,475 shares outstanding as of September 30, 2025, and December 31, 2024, respectively	7,671	4,445
Additional paid-in capital	185,155,064	180,218,424
Accumulated deficit	(262,591,449)	(180,426,271)
Total stockholders’ deficit	(77,427,922)	(202,610)

Total liabilities and stockholders’ deficit	$3,137,298	$4,972,517

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$3,618	$3,907	$116,610	$76,020
Cost of sales	8,356	11,177	71,695	47,468
Gross profit (loss)	(4,738)	(7,270)	44,915	28,552

Operating expenses:
General and administrative	2,613,075	1,545,271	6,316,930	5,696,109
Operations, research and development	528,557	535,236	1,548,678	1,724,013
Sales and marketing	133,494	72,667	406,086	815,563
Total operating expenses	3,275,126	2,153,174	8,271,694	8,235,685
Total operating (loss)	(3,279,864)	(2,160,444)	(8,226,779)	(8,207,133)
Other income	2,631	36,379	688,483	64,497
Other expense	(3,504)	(5,822)	(6,752)	(9,393)
Gain (loss) on derivative instruments	(74,366,000)	7	(74,366,000)	1,375
Loss from continuing operations	(77,646,737)	(2,129,880)	(81,911,048)	(8,150,654)
Loss from discontinued operations	(5,106)	(964,810)	(254,130)	(2,344,140)
Net (loss)	$(77,651,843)	$(3,094,690)	$(82,165,178)	$(10,494,794)

Loss per common share, basic and diluted:
Loss from continuing operations	$(107.24)	$(4.99)	$(135.70)	$(24.23)
Loss from discontinued operations	(0.01)	(2.27)	(0.42)	(6.97)
Net (loss) per common share, basic and diluted	$(107.25)	$(7.26)	$(136.12)	$(31.20)

Weighted average shares used in computation – basic and diluted	723,998	426,423	603,605	336,423